Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-140272 and 333-140198) and in the Registration Statements on Form S-8 (Nos. 333-140197 and 333-130340) of SunPower Corporation of our report dated August 25, 2005 relating to the financial statements, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 1, 2007